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                                                                       EXHIBIT 1


              WALL STREET VETERAN JOINS INTERNET SERVICES PIONEER

NEW YORK -- (BUSINESS WIRE) -- April 24, 2000 -- K2 Design (NASDAQ: KTWO - news), the strategic Internet services firm founded in 1993, announced today that Gary W. Brown has joined the company as Executive Vice President and Chief Operating Officer. Mr Brown also has been elected to K2's Board of Directors.

"We are now poised to leverage K2's solid infrastructure into a larger company through both continued organic growth and acquisition. Gary will architect K2's non-organic growth," said Lynn Fantom, President/CEO, to whom Mr. Brown will report. His responsibilities will include corporate development and mergers and acquisitions, as well as finance and operations.

Gary Brown previously spent 19 years at UBS, serving as Managing Director and Chief Credit Officer - Americas of Warburg Dillon Read and Senior Managing Director and Division Head for Structured Finance, one of UBS' six operating divisions. In these roles, he was UBS' principal decision-maker for capital commitments in the Americas and played an active role in private equity. UBS merged with Swiss Bank Corporation in 1998 to become the second largest international bank at the time.

"I was attracted to K2 because of its strong fundamentals and excellent potential," said Gary Brown. "With clients like Hewlett-Packard, McGraw Hill and Philips Lighting, this is a firm that has been successfully helping Fortune 500 companies and other global leaders integrate the Internet into their businesses. They had the foresight to turn those experiences into unique strategic processes, and have the maturity and technical expertise to make the Internet work successfully for leading companies. K2 represents an extraordinary growth platform."

K2 Design, the Internet business strategy company, provides end-to-end consulting and development services including analysis, planning, systems design, creative, and implementation. Ranked by Deloitte & Touche among the fastest growing technology companies in the U.S., K2 constructs user-centric digital channels that map to enterprise-wide processes and goals. K2's process-driven approach utilizes the strategic, conceptual, technical and marketing experience it has developed since 1993 to help multi-divisional and global companies maximize their Internet opportunities. Clients include Hewlett-Packard, Philips Lighting, Puerto Rico Convention Bureau and Standard & Poors.